Exhibit 10.12

EXECUTION DRAFT

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), by and between SeaSpine Holdings Corporation a Delaware corporation (“Holdings”), SeaSpine Orthopedics Corporation, a Delaware corporation (“SeaSpine” and, together with Holdings, the “Company”) and Keith Valentine (“Executive”), is entered into and shall be effective as of April 28, 2015 (the “Execution Date”).

Background

WHEREAS, SeaSpine and Holdings each desire to employ Executive as its sole Chief Executive Officer, respectively, and to enter into an agreement embodying the terms of such employment, effective as of May 1, 2015 (the “Effective Date”); and

WHEREAS, Executive desires to accept such employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intended to be legally bound hereby, the parties hereto agree as follows:

Terms

1. Definitions. The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):

(a)	“Base Salary” shall have the meaning set forth in Section 5.

(b)	“Board” shall mean the Board of Directors of Holdings, or any successor thereto.

(c)	“Cause,” as determined by the Board in good faith, shall mean Executive has –

(i)	willfully failed to substantially perform his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Termination Notice for Good Reason; and for avoidance of doubt the failure by Executive or the Company to achieve specified performance results shall not constitute Cause under this Section 1(c));

(ii)	intentionally and materially breached any provision of this Agreement and not cured such breach within 15 days of his receipt of written notice of the breach, provided such breach is materially and demonstrably injurious to the Company;

(iii)	committed an act of material dishonesty resulting in reputational, economic or financial injury to the Company;

(iv)	engaged in a breach of fiduciary duty in connection with his employment with the Company;

(v)	engaged in willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or

(vi)	been convicted or entered a plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.

(Signature Page to Keith Valentine Employment Agreement)

The foregoing shall be an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive’s employment for Cause. With respect to clauses (i) through (v), the Board shall provide Executive with 30 days advance written notice detailing the basis for the termination of Executive’s employment for Cause. During such 30 day period, Executive shall have an opportunity to cure or remedy such alleged Cause events and to present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized. Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30 day cure/remedy period.

(d)	“Change in Control” shall mean the occurrence of any of the following events either (x) with respect to Holdings, at any time or (y) with respect to SeaSpine, prior to (but not following) the Distribution:

(i)	a transaction or series of transactions (other than an offering of SeaSpine’s or Holdings’ common shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than SeaSpine or Holdings, any parent entity or any subsidiary entity, an employee benefit plan maintained by any of the foregoing entities or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, SeaSpine or Holdings) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of SeaSpine or Holdings possessing more than fifty percent (50%) of the total combined voting power of SeaSpine’s or Holdings’ securities outstanding immediately after such acquisition;

(ii)	during any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the applicable Board of Directors together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with SeaSpine or Holdings to effect a transaction described in Section 1(d)(i) or Section 1(d)(iv) hereof) whose election by the applicable Board of Directors or nomination for election by SeaSpine’s or Holdings’ stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)	approval by SeaSpine’s or Holdings’ stockholders of a liquidation or dissolution of SeaSpine or Holdings (as applicable);

(iv)	the consummation by SeaSpine or Holdings whether directly involving SeaSpine or Holdings or indirectly involving SeaSpine or Holdings through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination, (B) a sale or other disposition of all or substantially all of SeaSpine’s or Holdings’ assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(1)	which results in SeaSpine’s or Holdings’ voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of SeaSpine or Holdings or the person that, as a result of the transaction, controls, directly or indirectly, SeaSpine or Holdings or owns, directly or indirectly, all or substantially all of SeaSpine’s or Holdings’ assets or otherwise succeeds to the business of SeaSpine or Holdings (SeaSpine or Holdings or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)	after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(d)(iv)(2) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in SeaSpine or Holdings prior to the consummation of the transaction; or

(v)	with respect to Holdings only, a Change in Control (or similar term) as set forth in Holdings’ 2015 Incentive Award Plan, as may be amended, as such meaning is in effect on the date of the Distribution.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	“Disability” shall mean Executive’s inability to perform his duties hereunder by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not fewer than six months.

(g)	“Distribution” shall mean the effectiveness of the distribution by Integra LifeSciences Holdings Corporation (“Integra”) to its stockholders of all of the outstanding shares of Holdings’ common stock.

(h)	“Good Reason” shall mean the occurrence of any one or more of the following events, in any case, without Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)	a material breach of this Agreement by the Company;

(ii)	the relocation by the Company of Executive’s office location to a location more than 45 miles from each Principal Executive Office;

(iii)	the Company materially reduces Executive’s Base Salary or Target Bonus or fails to timely pay Executive any compensation or benefits owed to Executive under this Agreement (including the Initial Stock Option);

(iv)	any action by the Company that results in a demotion or material diminution of Executive’s position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by Executive);

(v)	Executive fails at any point to hold the titles, authorities and responsibilities set forth in Sections 2 and 4(a) hereof with the Company (or any successor or surviving corporation) and, for the avoidance of doubt, on and after the earlier of a Change in Control or the Distribution Executive must hold such title, authority and responsibilities for any ultimate parent entity of the Company; or

(vi)	the Distribution has not been consummated by the earlier of a Change in Control or December 31, 2015 (or Integra or its affiliate has publicly disclosed that the Distribution will not occur).

Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (1) Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within 60 days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period. Provided the Good Reason event has first occurred during the Employment Period, then Executive shall still be eligible to resign for Good Reason for purposes of this Agreement even if the Employment Period has otherwise expired.

(i)	“Principal Executive Office” shall mean the Company’s principal office for executives, presently located in Irvine, California and Vista, California.

(j)	“Termination Date” shall mean the date of Executive’s “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)), as specified in the Termination Notice.

(k)	“Termination Notice” shall mean a dated notice which: (i) indicates the specific termination provision in this Agreement relied upon (if any); (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under such provision; (iii) specifies a Termination Date; and (iv) is given in the manner specified in Section 16(k) hereof.

2. Employment. Effective as of the Effective Date, Executive shall serve as Chief Executive Officer of Holdings and SeaSpine, and Executive hereby agrees to accept such employment and agrees to render services to the Company in such capacity (or in such other capacity in the future as the Board may reasonably deem equivalent to such position) on the terms and conditions set forth in this Agreement. Executive’s primary place of employment shall be at either Principal Executive Office and Executive shall report to the Board. During the Employment Period (as defined below), Holdings shall cause Executive to be nominated to stand for election to serve on the Board at any meeting of stockholders of Holdings during which any such election is held and Executive’s term as a director will expire if he is not reelected; provided, however, that Holdings shall not be obligated to cause such nomination if any of the events constituting Cause have occurred and not been cured. As of the Distribution and during the remainder of the Employment Period thereafter, Executive shall serve on the Board of Directors of SeaSpine.

3. Term of Agreement. Unless earlier terminated by Executive or the Company as provided in Section 12 hereof, the term of Executive’s employment as the Chief Executive Officer of the Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and terminate on the close of business on the fourth anniversary of the Effective Date.

4. Duties. Executive shall:

(a)	have duties, authority and responsibilities reasonably consistent with his employment hereunder as the Company’s most senior executive officer and shall faithfully and diligently do and perform all such acts and duties, and furnish such services as are assigned to Executive as of the Effective Date, and (subject to Section 2 hereof) such additional acts, duties and services as the Board may assign in the future; and

(b)	devote his full professional time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Company, and shall not be employed by or participate or engage in or in any manner be a part of the management or operations of any business enterprise other than the Company without the prior consent of the Board, which consent may be granted or withheld in its sole discretion; provided, however, that notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees so long as such service does not materially interfere with Executive’s obligations pursuant to this Agreement.

5. Annual Compensation. Executive’s base salary rate shall be equal to $500,000 per annum. Executive’s base salary, as determined in accordance with this Section 5 and as may be increased from time to time, is hereinafter referred to as his “Base Salary.” Executive’s Base Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Commencing with Executive’s Base Salary for 2016, the Base Salary shall be subject to annual review. The Base Salary may not be decreased without Executive’s express prior written consent. Any increase in the Base Salary shall be in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

6. Annual Bonus Opportunity. Executive shall have the opportunity each year to receive an annual performance cash bonus in an amount targeted at least at 85% of Executive’s Base Salary (the “Target Bonus”), and ranging from 50% of Executive’s Base Salary (if threshold performance objectives are achieved) to a maximum of 125% of Executive’s Base Salary. The actual amount of any such annual bonus that the Company determines to pay to Executive (the “Annual Bonus”) shall be based upon the satisfaction of performance objectives established and evaluated by the Compensation Committee in its sole discretion after considering input from Executive. The Annual Bonus with respect to 2015, if any, shall be pro-rated to reflect Executive’s partial year of service from the Effective Date. The Annual Bonus, if any, will be paid in cash by March 15 of the year after the applicable performance year. Subject to Section 12(c)(i) hereof, Executive shall be eligible to receive the Annual Bonus for a performance year if he is employed by the Company as of the last day of such performance year.

7. Benefit Plans. Executive shall be eligible to participate in and receive benefits under any employee benefit plan or stock-based plan of the Company or other plan or program of the Company offered to senior executives in accordance with their terms, and shall be eligible for any other plans and benefits covering executives of the Company, to the extent commensurate with his then duties and responsibilities fixed by the Board. Executive shall be entitled to indemnification by the Company in connection with his services. As soon as the Company maintains a directors and officers errors and omissions liability insurance policy for any person (“D&O Policy”), then thereafter through the sixth anniversary after termination of his services for any reason, Executive shall be covered as a beneficiary of such D&O Policy(ies) on no less favorable terms than what is provided to any other person.

8. Equity Compensation.

(a)	Holdings shall grant Executive a nonqualified stock option under the Holdings 2015 Incentive Award Plan (the “Initial Stock Option”) to purchase 325,000 shares of Holdings’ common stock. The Initial Stock Option shall be granted on the first business day of the month subsequent to the 30th day following the date of the Distribution (such date, the “Grant Date”), subject to Executive’s continued service through the Grant Date. The per share exercise price of the Initial Stock Option shall be equal to the fair market value of a share of Holdings’ common stock on the Grant Date. Subject to Executive’s continued service with the Company, and further subject to Sections 12(b)—(d) hereof, the Initial Stock Option shall vest and become exercisable (i) with respect to 25% of the shares subject thereto on the first anniversary of the Effective Date (the “First Anniversary”) and (ii) with respect to 75% of the shares subject thereto in equal quarterly installments over the three year period following the First Anniversary with the first such installment vesting on the date that is three months after the First Anniversary and the twelfth and final installment vesting on the fourth anniversary of the Effective Date. The Initial Stock Option shall have a maximum term of eight years, subject to earlier termination in connection with Executive’s termination of service, and (subject to such maximum term) the vested portion of the Initial Stock Option shall remain exercisable for 12 months after the termination of Executive’s service for any reason other than a termination for Cause. The Initial Stock Option shall, among other ways, be exercisable by Executive pursuant to a same day exercise and sale of shares (a “Cashless Exercise”) and Executive may also in his discretion utilize Cashless Exercise to pay for applicable tax withholding arising upon exercise, subject to Holdings’ insider trading policy. The shares underlying the Initial Stock Option shall be covered by an effective registration statement (on Form S-8 or other form) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. If there is a Change in Control and the Initial Stock Option is not continued, converted, assumed or replaced by the surviving or successor entity in such Change in Control, then the unvested portion of the Initial Stock Option shall fully vest and become exercisable on an accelerated basis as of immediately before such Change in Control, subject to Executive’s continued service until at least immediately prior to such Change in Control. The provisions of the Initial Stock Option agreement shall replicate or incorporate all of the foregoing terms in this Section 8(a).

(b)	The parties hereby acknowledge and agree that Holdings may in its discretion grant Executive equity-based compensation awards from time to time in order to facilitate Executive receiving competitive equity compensation. Executive shall be eligible to receive a discretionary annual equity-based award (“Annual Equity Award”) as determined by the Compensation Committee in its discretion. Any Annual Equity Award that Holdings determines to grant Executive may be in such amount, form(s) and mix as the Compensation Committee shall determine in its sole discretion after giving consideration to annual equity-based awards granted to Chief Executive Officers in the Company’s peer group. It is currently anticipated that Annual Equity Awards will be made in the form of stock options with a target Black-Scholes or binomial value of $750,000 (for avoidance of doubt this figure does not represent either a minimum or maximum amount and the Compensation Committee shall have the discretion to award a different value) and will vest over a four-year period from the applicable grant date. Subject to Holdings’ insider trading policy, Executive may in his discretion elect to establish a trading plan for Holdings’ shares in accordance with Rule 10b5-1 of the Exchange Act.

9. Vacation. Executive shall be entitled paid annual vacation in accordance with the policies established from time to time by the Board.

10. Business Expenses. The Company shall reimburse Executive or otherwise pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, automobile and traveling expenses and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Company.

11. Disability. In the event Executive incurs a Disability, Executive’s obligation to perform services under this Agreement will terminate, and the Board may terminate this Agreement upon written notice to Executive.

12. Termination.

(a)	Termination for any Reason. If Executive’s employment with the Company terminates for any reason, the Company shall pay or provide to Executive: (i) Executive’s earned but unpaid Base Salary through the date of termination, (ii) Executive’s accrued but unpaid vacation time through the date of termination, (iii) reimbursement of any business expenses incurred by Executive on or prior to the date of termination that are reimbursable under this Agreement, and (iv) any vested amounts due to Executive under any plan, program or policy of the Company including without limitation any unpaid Annual Bonus for a prior completed year (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (iii) of the preceding sentence shall be paid within thirty (30) days after the date of termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iv) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.

(b)	Certain Terminations; Death, Disability. In the event that Executive’s employment terminates for any reason other than as set forth in Section 12(c) or 12(d) below, then Executive shall have the right to receive the Accrued Obligations but, except as provided in the immediately following sentence, otherwise shall have no right to compensation or other benefits pursuant to this Agreement for any period after his last day of active employment except as set forth herein or in the applicable governing plan or agreement. In the event that Executive’s employment terminates due to his death or Disability, then immediately prior to such termination, 100% of the shares subject to the Initial Stock Option shall vest and become exercisable in full (to the extent then-unvested), subject to Executive (or Executive’s estate or beneficiaries, if applicable) timely executing and not revoking a general release attached as Exhibit A hereto. If Executive fails to timely execute or revokes the Release, any unvested shares subject to the Initial Stock Option shall be forfeited upon such failure or revocation.

(c)	Termination without Cause or for Good Reason (No Change in Control). In addition to the Accrued Obligations, and except as provided in Section 12(d) in the event of a Change in Control, and subject to Executive timely executing and not revoking a general release attached as Exhibit A hereto, in the event that Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause or Executive terminates his employment for Good Reason (collectively, a “Qualified Termination”), then, subject to Section 12(f) below, the Company shall:

(i)	pay Executive a severance amount (the “Severance”) equal to 2.99 (2.00 in the case of a termination occurring solely under Section 1(h)(vi)) times Executive’s Base

Salary (determined without regard to any reduction in violation of Section 5 hereof) as of his last day of active employment, payable in a single lump sum on the 60th day following the Termination Date, and Executive shall be eligible to receive a pro-rated Annual Bonus (based on the number of days Executive was employed during the year in which the Termination Date occurred) for the year in which the Termination Date occurs with payment of such pro-rated Annual Bonus occurring at the same time specified in Section 6 hereof;

(ii)	pay to Executive, for the period ending on the earliest of (A) 18 months following the Termination Date, (B) the date of Executive’s full-time employment by another employer, (C) Executive’s death, or (D) the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to Executive’s monthly premium cost for “COBRA” family health coverage under the Company’s group health plan; provided, that (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company payment shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof); and

(iii)	any Company equity awards that are outstanding immediately prior to such termination and that vest solely based on the passage of time (each such award, an “Unvested Award”), shall vest and become exercisable (as applicable) immediately prior to such termination; provided, however, that if Executive fails to timely execute or revokes the Release, all such Unvested Awards (and any shares received in respect of all such Unvested Awards) shall be forfeited upon such failure or revocation.

(d)	Qualified Termination (Change in Control). In addition to the Accrued Obligations, notwithstanding anything to the contrary set forth in Section 12(c), and subject to Executive timely executing and not revoking a general release attached as Exhibit A hereto, in the event that within 12 months following a Change in Control Executive experiences a Qualified Termination, then, subject to Section 12(f) below, the Company shall pay or provide to Executive the payments and benefits set forth in Section 12(c) hereof, provided, however, the Severance payable pursuant to Section 12(c)(i) hereof shall equal 2.99 times the sum of Executive’s Base Salary and Target Bonus (determined in each case without regard to any reduction in violation of Section 5 or 6 hereof), rather than 2.99 times Executive’s Base Salary.

(e)	Termination Notice. Except in the event of Executive’s death, a termination under this Agreement shall be effected by means of a Termination Notice.

(f)

Payment Delay. Notwithstanding any provision to the contrary herein, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 12, shall be paid to Executive during the six-month period following Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) to the extent that the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. Any amounts delayed as a result of the previous sentence shall be paid to Executive in a lump sum on the first business day of the seventh month after Executive’s Termination Date and any amounts payable to Executive after the expiration of such six-month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If Executive dies during such six-month period and prior to the payment of the delayed amounts hereunder, such unpaid delayed payments shall be paid to the personal representative of Executive’s estate within 30 days after the date of Executive’s death. If any of the payments payable pursuant to this Section 12 are delayed due to such requirements, there shall be added to such payments interest during the delayed period at a rate, per annum, equal to the applicable federal short-term deferral rate (compounded monthly) in effect under Section 1274(d) of the Code on Executive’s Termination Date.

(g)	Expiration of Employment Term. Notwithstanding anything contained herein, in no event shall the expiration of the employment term set forth in Section 3 above or the Company’s election not to renew the employment term, this Agreement or Executive’s employment constitute a termination of Executive’s employment by the Company without Cause.

13. Limitation on Payments.

(a)	Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 12 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall be made only if (i) the net amount of such Total Payments as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)	In the event that a reduction of Total Payments is being made in accordance with this Section 13, the reduction will occur, with respect to the Total Payments considered parachute payments within the meaning of Section 280G of the Code, in the order provided by the below clauses (A) through (B) and with the objective of maximizing the after-tax value of the Total Payments that are retained by Executive. For purposes of this Section 13, the “Value” (measured as of the Change in Control) (or portion thereof) that is (ii) a cash payment is its after-tax present value and (ii) an equity award is the after-tax present value of the difference between the aggregate fair market value of the shares (or other equity interests) underlying such equity award minus the equity award’s aggregate exercise or purchase price (if any). For purposes of this Section 13, the “280G Value” of a cash payment or of an equity award is its parachute payment present value as determined under Section 280G of the Code. For purposes of this Section 13, with respect to any cash payment or equity award, the difference between its Value minus its 280G Value is the “Difference”.

(A)	reduction of cash payments and equity awards in order based on the relative magnitude of their Differences (that is, cash payments and equity awards with a higher negative Differences shall be reduced first, followed by those cash payments and equity awards with lower positive Differences such that those cash payments and equity awards with the highest positive Differences shall be reduced (if at all) last); and

(B)	reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

If two or more separate Total Payments amounts have the exact same Difference, then (x) equity awards shall be reduced before cash payments with the same Difference and (y) Total Payments of the same type that have a later in time award date shall be reduced first before other Total Payments with the same Difference. The foregoing reduction process shall be effected in a manner that does not violate Section 409A of the Code.

(c)	For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)	Unless the Executive in his sole discretion otherwise agrees in writing, the Independent Advisors may not be the same firm that is serving as accountant or auditor or valuation firm for the individual, entity or group which will control the Company upon the occurrence of a Change in Control. As expressly permitted by Q/A #32 of the final regulations of Section 280G of the Code, with respect to performing any present value calculations that are required in connection with this Section 13, the parties affirmatively elect to utilize the Applicable Federal Rates that are in effect as of the Execution Date as provided by Rev. Rul. 2015-7 (the “April 2015 AFRs”) and the Independent Advisors shall therefore use such April 2015 AFRs in its determinations and calculations. The Company will bear all costs (including without limitation making all payments for the Independent Advisors’ services) relating to any calculations contemplated by this Section 13.

14. Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any entity to which the Company may transfer all or substantially all of its assets, if in any such case said entity shall expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Company may not otherwise assign this Agreement or its rights and obligations hereunder. This Agreement is personal to Executive and his rights and duties hereunder shall not be assigned except as expressly agreed to in writing by the Company.

15. Restrictive Covenants.

(a)	Confidentiality. Executive acknowledges a duty of confidentiality owed to the Company and shall not, at any time during or after his employment by the Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of the Company obtained or acquired by him while so employed, except as required by law. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, Company books, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or made use of other than in pursuit of the Company’s business or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company and, upon termination of employment for any reason, Executive shall deliver to the Company, without further demand, all copies thereof which are then in his possession or under his control. No information shall be treated as “confidential information” if it is generally available public knowledge at the time of disclosure or use by Executive.

(b)	Inventions and Improvements. Executive shall promptly communicate to the Company all ideas, discoveries and inventions which are or may be useful to the Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his employment with the Company heretofore or hereafter gained by him at any time during his employment with the Company are the property of the Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, and improvements to the Company for its sole use and benefit, without additional compensation. The provisions of this Section 15(b) shall apply whether such ideas, discoveries, inventions, or improvements were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of his duties. Executive shall, upon request of the Company, but at no expense to Executive, at any time during or after his employment with the Company, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, or improvements including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as Company shall determine.

(c)

Noncompetition. While employed by the Company, Executive shall not, without the express written consent of the Company, directly or indirectly: (i) engage in any business or other activity conducted or operated in the United States, Canada and internationally which is competitive with the Company in the products or services being published, manufactured, marketed, distributed, or being actively developed by the Company as evidenced by the Company’s books and records (the “Business”); (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in the Business; (iii) seek in competition with the business of the

Company to procure orders from or do business with any customer of the Company; (iv) solicit, or contact with a view to the engagement or employment by any person or entity of, any person who is an employee of the Company; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (vi) engage in or participate in any effort or act to induce any of the customers of the Company to take any action which might be disadvantageous to the Company.

(d)	Non-Solicitation. While employed by the Company and for a period of 18 months after the Termination Date, Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to any member of the Company and its subsidiaries and affiliates and Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. During his employment with the Company and thereafter, Executive shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(e)	Injunctive and Other Relief.

(i)	Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

(ii)	Notwithstanding the equitable relief available to the Company, Executive, in the event of a breach of his covenants contained in Section 15 hereof, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless Company can obtain such equitable relief. Therefore, in addition to such equitable relief, Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount up to the amount of all monies received by Executive as a result of said breach. If Executive should use or reveal to any other person or entity any confidential information, such use or revelation would be considered a continuing violation on a daily basis for as long as such confidential information is made use of by Executive.

(iii)	If any provision of Section 15 hereof is determined to be invalid or unenforceable by reason of its duration or scope, such duration or scope, or both, shall be deemed to be reduced to a duration or scope to the extent necessary to render such provision valid and enforceable. In such event, Executive shall negotiate in good faith to provide Company with lawful and enforceable protection that is most nearly equivalent to that found to be invalid or unenforceable.

(f)	Continuing Operation. Except as specifically provided in this Section 15, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 15.

(g)	Company. For purposes of this Section 15, the term “Company” shall mean Holdings and any corporation, partnership or other entity owned directly or indirectly, in whole or in part, by Holdings.

16. Miscellaneous.

(a)	Amendment. No provision of this Agreement may be amended unless such amendment is signed by Executive and such officer as may be specifically designated by the Board to sign on the Company’s behalf.

(b)	Section 409A.

(i)	This Agreement shall be interpreted and administered to avoid any additional taxes, penalties or interest under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring taxes or interest under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such taxes or interest will not be imposed. All payments of nonqualified deferred compensation subject to Section 409A of the Code to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(ii)	To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such payments or reimbursements shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit. If expenses are incurred in connection with litigation, any reimbursements under this Agreement shall be paid not later than the end of the calendar year following the year in which the litigation is resolved.

(iii)	To the extent any nonqualified deferred compensation payment to Executive could be paid in one or more of Executive’s taxable years depending upon Executive completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Section 409A of the Code.

(c)	Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d)	Withholding. The Company shall have the right to withhold from all payments made pursuant to this Agreement any federal, state, or local taxes and such other amounts as may be required by law to be withheld from such payments.

(e)	Representations. Executive represents and warrants, as of the Execution Date, that his acceptance of employment with the Company has not breached, and the performance of his duties hereunder will not breach, any duty owed by him to any prior employer or other person. Executive further represents and warrants to the Company that, as of the Execution Date, (i) the performance of his obligations hereunder will not violate any agreement between him and any other person, firm, organization or other entity, (ii) he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by him entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement, and (iii) Executive’s performance of his duties under this Agreement will not require him to, and he shall not, rely on in the performance of his duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive. Company represents and warrants that this Agreement has been duly approved and authorized by the Board and that the Company’s execution of and performance under this Agreement has not breached and will not breach any other agreement in existence and in effect as of the Execution Date.

(f)	Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation or this Agreement. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

(g)	Recoupment. To the extent required by applicable law or any applicable securities exchange listing standards, any amounts paid or payable under this Agreement (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) shall be subject to forfeiture, repayment or recapture to the extent required by such applicable law or listing standard.

(h)	Gender and Number. Whenever used in this Agreement, a masculine pronoun is deemed to include the feminine and a neuter pronoun is deemed to include both the masculine and the feminine, unless the context clearly indicates otherwise. The singular form, whenever used herein, shall mean or include the plural form where applicable.

(i)	Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances.

(j)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

(k)	Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by documented overnight delivery service or by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:

SeaSpine Holdings Corporation

2302 La Mirada Drive

Vista, CA 92081

Attn:  Chief Financial Officer

To Executive:  at Executive’s most recent address on the records of the Company.

(l)	Effectiveness; Entire Agreement. This Agreement shall become effective as of the Execution Date. As of the Execution Date, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof. In the event of any conflict in terms between this Agreement with any other agreement by and between Executive and Holdings and/or SeaSpine, or with any Holdings or SeaSpine plan or policy, the terms of this Agreement shall prevail and govern except to the extent such other agreement, plan or policy is signed by Executive, Holdings and/or SeaSpine (as applicable) and it expressly supersedes the terms of this Agreement.

(m)	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of California.

(n)	No Mitigation or Offset. Executive does not need to seek other employment or take any other action to mitigate any amounts owed to Executive under this Agreement. None of the payments or benefits owed to Executive under this Agreement shall be subject to offset or holdback.

(o)	Liability. With respect to any obligations owed by the Company to Executive which arise before the Distribution, Integra shall be liable for and responsible to fulfill any portion of such obligations that the Company does not timely satisfy.

(p)	Legal Fees. The Company shall pay all legal fees and expenses incurred by Executive in connection with the negotiation, preparation and execution of this Agreement and the Initial Stock Option agreement, up to a maximum of $35,000. The Company shall pay (or shall cause to be paid) such legal fees and expenses within 30 days after the Company’s receipt of applicable invoices and such invoices shall be provided to the Company within (i) 45 days after the Execution Date and (ii) 45 days after execution of the Initial Stock Option agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the Execution Date.

SEASPINE ORTHOPEDICS CORPORATION

/s/ Peter J. Arduini
Peter J. Arduini, President and Member of the Board of Directors

SEASPINE HOLDINGS CORPORATION

/s/ Peter J. Arduini
Peter J. Arduini, President and Member of the Board of Directors

“EXECUTIVE”

/s/ Keith Valentine
Keith Valentine

ACKNOWLEDGED: INTEGRA LIFESCIENCES HOLDINGS CORPORATION

/s/ Peter J. Arduini
Peter J. Arduini, President and Chief Executive Officer and Member of the Board of Directors

(Signature Page to Keith Valentine Employment Agreement)

Exhibit A

GENERAL RELEASE

In exchange for the severance consideration set forth in that certain Employment Agreement (the “Employment Agreement”), dated as of April 28, 2015 between SeaSpine Holdings Corporation, SeaSpine Orthopedics Corporation (collectively, the “Company”) and Keith Valentine (“Executive”), the receipt and adequacy of which is hereby acknowledged, Executive does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company and each of its parents, subsidiaries, affiliates, successors, partners, associates, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reasons of any matter, cause, or thing whatsoever from the beginning of time to the date hereof which arise from or are related to Executive’s employment or service (or termination thereof) with the Company. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of Executive by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Labor Code, the employment and civil rights laws of California and the California Fair Employment and Housing Act.

Notwithstanding the foregoing, this Release shall not operate to release any Claims which Executive may have (i) to payments or benefits under the Employment Agreement, (ii) to any vested and unpaid benefits under any employee benefit plan, including but not limited to any vested and undistributed deferred compensation, (iii) to vested equity compensation awards that remain unpaid or unsettled or to rights Executive has as a Company stockholder, (iv) under any director and officer insurance policy maintained by the Company, (v) under the Company’s charter, by-laws or governing documents, (vi) to indemnification from the Company including without limitation [under that certain Indemnification Agreement dated as of                      between the Company and Executive]1, (vii) to any claim or right under COBRA or under the Fair Labor Standards Act, (viii) to any claim or right for unemployment insurance or workers’ compensation benefits, (ix) to any claim or right that arises after Executive signs this Agreement, and (x) any claim that cannot be waived as a matter of law, including, without limitation, whistleblower claims under the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley), and the Securities and Exchange Commission Whistleblower Program (the “Unreleased Claims”).

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

[1]	Include as applicable.

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)	TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)	HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT, AND IF HE SIGNS THIS RELEASE BEFORE THE EXPIRATION OF THE TWENTY-ONE (21) DAY PERIOD, HE KNOWINGLY AND VOLUNTARILY WAIVES THE BALANCE OF THAT PERIOD; AND

(C)	HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which he may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity.

Executive agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Executive agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, Executive shall not be obligated to pay to Releasees any attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim to the extent such claim challenges the release of claims under the Age Discrimination in Employment Act.

Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them.

The provisions of this Release are severable, and if any part of this Release is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.

IN WITNESS WHEREOF, Executive has executed this Release as of this      day of                      , 20    .

Keith Valentine